CONFIDENTIAL EXECUTIVE
SEPARATION AGREEMENT AND GENERAL RELEASE

I am Rony Kordahi. This document is my Confidential Executive Separation Agreement and General Release, which I refer to generally as my "Agreement," and expresses the agreement I have reached with Owens & Minor Medical, Inc. ("Owens & Minor" or the "Company"). My acceptance of this Agreement is a condition precedent to my receipt of severance benefits under the *Owens & Minor, Inc. Officer Severance Policy* (the "Policy"). I have been employed by the Company as Executive Vice President, North American Operations and have served as a corporate officer of the Company's parent, Owens & Minor, Inc. In consideration of the various promises which I and the Company have made to each other, as well as the commitments referenced within this Agreement, and the fact that I and the Company intend to be legally bound, as of the Effective Date (defined below), I agree to all the terms in this Agreement.

1. Termination Date.

a. My last day of work for the Company will be July 25, 2018, and my employment with the Company will be terminated as of that date (the "Termination Date"). I shall remain employed by the Company on an at-will basis as Executive Vice President, North American Operations through the Termination Date and will facilitate the transition of my job duties to others within the Company as may be requested.

b. I acknowledge and agree that my employment relationship with the Company and Related Organizations will end on the Termination Date. By "Related Organizations" I mean the Company's parent, subsidiary and affiliated corporations or companies, and other related entities and their predecessors. In this Agreement when I refer to an "O&M Company" I mean the Company or any Related Organization, and when I refer to the "O&M Companies" I mean the Company and the Related Organizations collectively.

c. I acknowledge and agree that this Agreement shall be deemed and shall be immediately effective as my resignation from my employment as Executive Vice President, North American Operations effective on the Termination Date, and as resigning my employment from all other officer, director, employee or other positions with the Company and any Related Organizations.

d. I understand that some matters that fell under my responsibility in my position with the Company may be ongoing after the Termination Date. Accordingly, I agree that after the Termination Date I will cooperate and, for a reasonable fee, assist Owens & Minor, as reasonably requested by the Company, in the case of any litigation, regulatory inquiry, audits, or other such matters.

e. I acknowledge and represent that during my employment with the Company I abided by the Company's *Code of Honor – Standards of Conduct* (the "Code") and that I have reported any violations of the Code of which I am aware to the appropriate Company representative.

2. Accrued Benefits.

a. I understand that the Company shall continue to pay me my normal base salary earned through the Termination Date in accordance with its usual payroll practices.

b. I further understand that, within thirty (30) days following the Termination Date, the Company shall reimburse me for any expenses incurred by me prior to the Termination Date, subject to pre-approval of any travel expenses related to Company business by P. Cody Phipps, President & Chief Executive Officer of the Company.

c. I acknowledge and agree that as of the Termination Date, except as otherwise set forth in this Section 2(c) and Section 3(e) below, the Company shall have no obligation to continue my

coverage under the Company's medical, dental, life insurance, or other employee insurance or benefit plans. Following the Termination Date, I will be eligible for COBRA coverage to the extent required by applicable law. I also understand, however, that my COBRA coverage will be at my sole expense and will be offered at 102% of the full cost of coverage.

d. I acknowledge and agree that, as of the Termination Date, subject to the Company's compliance with the terms of this Section 2, the Company will have paid me in full all accrued salary, expenses, reimbursements, vacation, sick leave, and other payments to which I may have been entitled, and I acknowledge that there are no sums or other benefits, outside of this Agreement, due or owing to me by the Company or any Related Organization.

3. **Severance Benefits.** In consideration of my promises, covenants and agreements set forth in this Agreement (including but not limited to the covenants regarding Confidentiality, Non-Competition and Non-Solicitation), and in accordance with Section 5 of the Policy, the Company shall provide me with the following payments and benefits (collectively, the "Severance Benefits"), to which I would not be otherwise entitled in the absence of my acceptance of this Agreement:

a. The Company shall pay me NINE HUNDRED EIGHTY-NINE THOUSAND, TWO HUNDRED FIFTY DOLLARS AND NO CENTS ($989,250.00), less all applicable withholdings and deductions, which represents a lump-sum payment in the amount of one and one-half (1 ½) times the sum of the amount of my current annual salary plus the average of my annual bonus for the last three completed years. This payment shall be made on the first regularly scheduled Company payday following the Effective Date of this Agreement. I understand and agree that for purposes of this Agreement the 18-month period immediately following my Termination Date is designated as the "Severance Period."

b. The Company also shall pay me a lump sum cash Welfare Benefit Payment (as defined in the Policy) equal to NINETEEN THOUSAND EIGHT HUNDRED FORTY-FOUR DOLLARS AND NO CENTS ($19,844). This payment shall be made on the first regularly scheduled Company payday following the Effective Date of this Agreement.

c. I understand and agree that I will receive a pro-rated amount of my unvested restricted stock awards as provided by the applicable award agreements. I currently hold 44,924 shares of restricted stock ("Restricted Stock") issued and outstanding under the 2015 Stock Incentive Plan. Under the applicable award agreements, the restrictions on 17,995 shares shall lapse upon the Effective Date of this Agreement. The remaining shares will be forfeited as of the Termination Date.

d. I understand and agree that all of my outstanding performance share awards shall be forfeited as of the Termination Date in accordance with the applicable performance share award agreements.

e. I understand that I have the right to COBRA coverage for up to eighteen (18) months following the Termination Date or any earlier termination of the health/dental coverage provided to me as an employee of the Company. I also understand, however, that my COBRA coverage will be at my sole expense and will be offered at 102% of the full cost of coverage. The Company will send me the applicable COBRA election forms.

f. The Company shall reimburse me for expenses incurred during the six (6) months following the date of this Agreement in procuring outplacement services in an amount not to exceed $10,000 and for expenses incurred during the Severance Period prior to the commencement of alternate employment for tax preparation and financial counseling services (including but not limited to the services of a tax attorney) in an amount not to exceed $5,250, in each case conditioned upon my providing the Company with proper and timely documentation of such expenses. I understand and agree that the Company's obligation to make such reimbursements shall cease

if and when I commence employment with a third-party. All such reimbursements will be made, if at all, no later than the last day of the calendar year immediately following the calendar year in which I have incurred the reimbursable expense.

4. <u>Covenant to Maintain Confidentiality.</u>

a. I acknowledge that, during my employment with the Company, I have been exposed to information that is confidential and/or proprietary to the O&M Companies ("Confidential Information"). Such Confidential Information includes but is not limited to: information technology and computer systems; trade secrets; financial or investor relations information; sales activity information; accounting information; revenue recognition information; cash-flow information; lists of and other information about current and prospective customers, vendors or suppliers; prices or pricing strategy or information; sales and account records; reports, pricing, sales manuals and training manuals regarding selling, strategic planning and business development information; purchasing, and pricing procedures and financing methods of the Company, together with any specific and proprietary techniques utilized by the Company in designing, developing, testing or marketing its products, product mix and supplier information or in performing services for clients, customers and accounts of the Company; information concerning existing or contemplated software, products, services, technology, designs, processes and research or product developments of the Company; and, any other information of a similar nature made available to me and not known to the public, which, if misused or disclosed, could adversely affect the business of the Company. Confidential Information includes any such information that I may have prepared or created during my employment with the Company, as well as such information that has been or may be created or prepared by others. Confidential Information shall not include any information that (i) has been voluntarily disclosed to the public by the Company, (ii) has been independently developed and disclosed to the public by others, or (iii) otherwise enters the public domain through lawful means.

b. I agree that for as long as such information remains confidential to an O&M Company, including after the Severance Period, or is a trade secret under the Virginia Uniform Trade Secrets Act, I will not disclose any Confidential Information to any person, agency, institution, company, or other entity, and I will not use any Confidential Information in any way, except as required by my duties to an O&M Company or by law, or as permitted under Section 11 of this Agreement. I also acknowledge and agree that the provisions of United States Federal securities laws generally restrict any person who is in possession of material, non-public information regarding any company from purchasing or selling securities of such company and from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. I acknowledge and agree that I shall comply with all applicable securities laws with regard to the Confidential Information.

c. I agree that my duties and obligations under this Section 4 will continue for as long as such information remains confidential to the Company or is a trade secret under the Virginia Uniform Trade Secrets Act. In the event that I am unsure whether certain information remains confidential, I will send the Company a written inquiry about its confidentiality.

d. I understand and agree that if I become legally compelled (by interrogatories, requests for information or documents, subpoenas, civil investigative demands, applicable regulations, or similar processes) to disclose any Confidential Information, I will provide the Company with prompt notice (if allowed by law) so that Company may seek an appropriate protective order or other appropriate remedy or waive my compliance with this Section 4 to the extent required to comply with such legal compulsion. If the Company is unable to obtain a protective order or other remedy by the date that I am required to comply with the compelled request, or if the company waives my obligation with this Section 4 in writing, I agree to only furnish that portion of the Confidential Information that is legally required in the reasonable opinion of my counsel

(after consultation with Company's counsel). I also understand and agree that my obligations under this Section 4 are expressly limited by the provisions of Section 11 of this Agreement.

5. **Anti-Piracy.** In this Section 5, I agree not to take the actions identified below. By making this commitment, I agree not to take any such actions, either as principal, agent, employee, employer, owner, stockholder (owning more than 10% of a corporation's shares), partner, or in any other individual or representative capacity whatsoever.

   a. Covenant Not to Hire Company Teammates. I agree that, during the Severance Period, I will not:

      i. hire any officer or other teammate of an O&M Company (a "Covered Worker"), or solicit or induce a Covered Worker to leave his or her employment in order to become an employee, executive or independent contractor for any other person or entity;

      ii. encourage or solicit any independent contractor engaged by an O&M Company to cease doing business with an O&M Company, cease providing services to an O&M Company, or diminish the amount of business done with or services provided to an O&M Company; or,

      iii. aid or assist any other person, firm, or corporation to do any of the acts described in the previous subsections (i) or (ii) of this Section 5(a).

   b. Covenant Not To Interfere With Others. Independent of the foregoing provisions, I agree that during the Severance Period:

      i. I will not, personally or through another under my direction or supervision, transact business with, solicit, divert from an O&M Company, interfere with or entice away from an O&M Company any person or entity who was a Customer of an O&M Company, and with whom I had Material Contact at any time during the last twelve (12) months of my employment, if the purpose of such solicitation, diversion, interference, enticement or transaction is to provide products or services that are the same as, or similar to, and in competition with, the products or services offered by an O&M Company within the last twelve (12) months of my employment. "Material Contact" means that I personally communicated with the Customer, either orally or in writing, regarding an O&M Company or the products or services of an O&M Company, or about whom I was provided non-public information by an O&M Company. "Customer" means any person or entity to whom an O&M Company provided products or services, in exchange for compensation, at any time during the last twenty-four (24) months of my employment.

      ii. I will not, personally or through another under my direction or supervision, engage in any conduct for the purpose of causing any of an O&M Company's suppliers or manufacturing partners to cease doing business with an O&M Company or to diminish the volume of business they do with an O&M Company; provided that said suppliers or manufacturing partners conducted business with an O&M Company at any time during the twelve (12) month period immediately preceding the Termination Date.

6. **Covenant Not To Compete.**

   a. Subject to the specifics provided below, I agree that during the Severance Period I will not compete with the Company by providing "Competitive Services" to a "Prohibited Business." By the term "Competitive Services," I mean services (whether provided as an employee, a consultant or otherwise and regardless of job title or name of the organizational unit) that are the same or similar to the duties or services that I performed for or provided to the Company at

any time during the last twelve (12) months of my employment. The term "Prohibited Business" means: (i) any healthcare supply chain services company, healthcare distribution company, or healthcare third-party logistics company; any manufacturer or distributor of clinical minor procedure kits and trays; or (iii) other company which is a competitor of an O&M Company and provides products or services that are similar or identical to those offered by an O&M Company within the last twelve (12) months of my employment. Such Prohibited Businesses specifically include but are not limited to Cardinal Health and Medline Corporation including Professional Hospital Supply.

b. Because the O&M Companies conduct business throughout the United States, and in view of the officer and senior management position that I held with the Company, I agree that the restrictions on my actions under this Section 6 will apply throughout the United States. I understand and agree that nothing in this Section 6 shall prevent me from performing activities for or on behalf of a Prohibited Business that are not the same as or similar to the activities I performed for an O&M Company. I also understand that nothing in this provision shall prevent my purchase or ownership of less than 3% of the securities of any class of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, whether or not such enterprise is engaged in a Prohibited Business.

c. I understand that during the Severance Period I may engage in any business activity or gainful employment of any type and in any place except as described above. I acknowledge that I will be reasonably able to earn a livelihood without violating the terms of this Agreement.

7. **Return of Company Property.** I agree that on the Termination Date, I shall promptly deliver to the Company all O&M Company property in my possession, including all documents, computers, computer tapes, disks and any other media (and all copies thereof) that belong to or were provided by an O&M Company and/or contain information related to the business of an O&M Company.

8. **Non-disparagement.** I agree that I shall not make any statement or take any action that criticizes or disparages any "Releasee" (as defined below). This provision is in addition to, and not in lieu of, the substantive protections under applicable law relating to defamation, libel, slander, interference with contractual or business relationships, or other statutory, contractual or tort theories. Notwithstanding the foregoing, I understand and agree that my obligations under this Section 8 are expressly limited by the provisions of Section 11 of this Agreement.

9. **Remedies.** I understand that the foregoing protective covenants in Sections 4, 5, 6, 7 and 8 are material to the Company's decision to offer me the Severance Benefits. I have carefully read and considered these protective covenants and agree that they are fair and reasonable. I also understand that if I breach this Agreement, the Company would have the right to cease payment of any Severance Benefits otherwise payable hereunder and that I would be obligated to repay to the Company the gross amount of any Severance Benefits that I had received under this Agreement. I further agree that in any action arising out of this Agreement, including any claims or counterclaims brought by the Company to enforce its terms, the Company shall be entitled to recover its attorney's fees and costs if it substantially prevails.

10. **Releases.**

a. In this Agreement I use the term "Releasee" and "Releasees." The term "Releasee" and "Releasees" means each O&M Company and any and all of their boards, past and present directors, trustees, officers, shareholders, members, partners, managers, supervisors, employees, attorneys, agents, representatives, insurers and consultants, as well as the predecessors, successors and assigns of any of them, and all persons or entities acting by, with, through, under or in contract with any of them.

b. I also use the term "Claims" in this Agreement. Except as specifically provided below, the term "Claims" means: (1) each and every claim, complaint, cause of action, grievance, demand, controversy, allegation, or accusation, whether known or unknown, (2) each and every promise, assurance, contract, representation, obligation, guarantee, warranty, liability, right, agreement and commitment of any kind, whether known or unknown, and (3) all forms of relief, including, but not limited to, all remedies, costs, expenses, losses, damages, debts and attorneys' and other professionals' fees and related disbursements, whether known or unknown. Notwithstanding the foregoing, "Claims" do not include a charge of discrimination with the Equal Employment Opportunity Commission ("EEOC"). Thus, this Agreement does not preclude me from filing an EEOC charge or participating in an EEOC investigation.

c. In partial consideration for the Severance Benefits, and subject to the limited exclusions and limitations set forth below and in Section 12 of this Agreement, I hereby irrevocably release and forever discharge all Releasees from any and all Claims that I, or anyone on my behalf ever had or now has against any and all of the Releasees, or which I, or any of my executors, administrators, representatives, attorneys or assigns, hereafter can, shall or may have against any and all of the Releasees for or by reason of any cause, matter, thing, occurrence, or event whatsoever from the date of my birth to the date that I have signed this Agreement. I acknowledge and agree that the Claims released in this Section include, but are not limited to, (a) any and all Claims based on any law, statute, or constitution or based on contract or in tort or in common law, and any and all Claims based on or arising under any civil rights laws, such as the civil rights laws of any state or jurisdiction, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act ("ADEA"), the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991, or the Virginia Human Rights Act; (b) any and all Claims under any grievance or complaint procedure of any kind; and (c) any and all Claims based on or arising out of or related to my recruitment by, employment with, the termination of my employment with, of my performance of any service in any capacity for, or any business transaction with, each or any of the Releasees (collectively, the "Released Claims"). I also hereby waive any and all right to personal recovery of money damages or other relief for any of the Claims released by this Section 4. I hereby represent and warrant that I have not assigned any claim to any third party.

d. Notwithstanding the foregoing, I do not waive, and "Released Claims" shall not include, any rights I may have to seek to enforce the terms of this Agreement. I also do not waive, and "Released Claims" does not include, any rights or claims based on any cause, matter, thing, or event arising or occurring at any time after I sign this Agreement; my right, if any, to payment of vested qualified retirement benefits under the Company's ERISA plans; or my right, if any, to continuation in the Company's medical plans as provided by COBRA.

11. Limitations on Covenants and Obligations. I understand and agree that this Agreement is to be broadly construed, provided that notwithstanding anything contained herein, this Agreement expressly does not include a release of any claims that cannot be released by law or under applicable public policy. Additionally, I understand and agree that nothing in this Agreement is intended to, or shall, interfere with my rights under federal, state, or local civil rights or employment discrimination laws (including, but not limited to, the statutes referenced in Sections 10, above, or their state or local counterparts) to file or otherwise institute a charge of discrimination, to participate in a proceeding with any appropriate federal, state, or local government agency enforcing discrimination laws, or to cooperate with any such agency in its investigation, none of which shall constitute a breach of this Agreement. I also acknowledge and agree, however, that I shall not be entitled to any relief, recovery, or monies in connection with any such claim or proceeding brought against any of the Releasees, regardless of who filed or initiated any such complaint, charge or proceeding. Nothing contained in this Agreement, including, but not limited to Section 4, is designed to prohibit me from disclosing this Agreement to the EEOC or any other government agency. I understand that I am free to do so if I choose. I also understands that this Agreement may not affect the rights and responsibilities of the EEOC to enforce federal laws or be used to justify interfering with the protected right of Employee or others to file a charge with the EEOC. Additionally, nothing in this Agreement shall prohibit me or others from participating in any investigation

or proceeding conducted by the EEOC, the National Labor Relations Board, the Securities and Exchange Commission or other state or federal agency, and nothing herein shall be construed to limit or restrict my "Section 7" rights under the National Labor Relations Act.

12. **No Admission.** I agree that the offer of this Agreement and the Agreement itself are not an admission, and shall not be construed to be an admission, by each or any of the Releasees, that the personnel, employment, termination and any other decisions involving me or any conduct or actions at any time affecting or involving me were wrongful, discriminatory, or in any way unlawful or in violation of any right of mine; moreover, any such liability or wrongdoing is denied by me. I shall not attempt to offer this Agreement or any of its terms as evidence of any liability or wrongdoing by each or any of the Releasees in any judicial, administrative or other proceeding now pending or hereafter instituted by any person or entity.

13. **Taxes.** I also acknowledge and agree that, as applicable, the Company will withhold from the Severance Benefits payroll deductions for taxes, such as my federal taxes, FICA, Medicare, as well as any state and local taxes and unemployment compensation, etc. These amounts shall be determined by the Company. I also understand that I am responsible for all taxes that I may incur with respect to any of the consideration to be delivered to me under this Agreement.

14. **Revocation.** I understand that I have twenty-one (21) days from my receipt of this Agreement to accept this Agreement by signing it and returning it to the Company; I further understand that I also have within seven (7) days of my signing this Agreement and returning it to the Company to change my mind and revoke this Agreement by sending or otherwise giving written notice of revocation to the Company's Senior Vice President, Human Resources at 9120 Lockwood Boulevard, Mechanicsville, VA 23116. If I do not revoke this Agreement by the end of the seventh (7th) day, the next day following shall be the "Effective Date."

15. **Governing Law; Arbitration.** I agree that this Agreement shall in all respects be governed by and interpreted under and in accordance with the laws of the Commonwealth of Virginia without regard to any otherwise applicable principles of conflicts of law or choice of law rules (whether of the Commonwealth of Virginia or any other jurisdiction) that would result in the application of the substantive or procedural laws or rules of any other jurisdiction. Any claim or controversy arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the employment law-related rules of the American Arbitration Association, as applicable, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration of any such claim or controversy shall take place in Richmond, Virginia.

16. **Entire Agreement.** I intend to have this Agreement constitute a complete and final agreement and I intend this Agreement to supersede and replace all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this Agreement, if any.

17. **Validity.** I agree that the invalidation of any provision of this Agreement shall not invalidate the entire Agreement.

18. **Amendments Must Be in Writing and Signed; Waiver.** I agree that no provision of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in writing and signed by me and the Company. I further agree that no waiver by either party hereto at any time of any breach or failure to enforce that party's rights with respect to any such breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any similar or dissimilar provisions or conditions at the same or any prior or subsequent time.

19. **Assignments.** This Agreement may and shall be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any successor or other assign of the Company. I acknowledge and agree that I may not assign this Agreement.

20. Counsel.

a. I acknowledge that I have been advised by the Company to consult with an attorney before signing this Agreement.

b. I also acknowledge and agree that the Company is not obligated to pay any of my attorneys' fees, costs or expenses relating to this Agreement and that the release in Section 10 above releases, among other things, all Claims for attorneys' fees, costs and expenses.

c. I acknowledge that I am signing this Agreement voluntarily, with full knowledge of the nature and consequences of its terms and without duress or undue influence by the Company or any other person or entity.

21. JURY TRIAL. BY EXECUTING THIS AGREEMENT, I HEREBY KNOWINGLY AND WILLINGLY WAIVE ANY RIGHT I MAY HAVE UNDER APPLICABLE LAW TO A TRIAL BY JURY IN ANY DISPUTES ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT.

22. 409A. Notwithstanding any other provision of this Agreement, it is intended that any payment or benefit provided hereto that is considered nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), will be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code. For purposes of this Agreement, all rights to payments and benefits hereunder will be treated as rights to a series of separate payments and benefits to the fullest extent allowable by Section 409A of the Code. Notwithstanding any other provision of this Agreement, however, none of the Releasees shall be liable to you in the event any provision of this Agreement fails to comply with, or be exempt from, Section 409A of the Code.

23. Knowing and Voluntary. BY SIGNING BELOW, I EXPRESSLY ACKNOWLEDGE THAT I AM SIGING THIS AGREEMENT VOLUNTARILY AND OF MY OWN FREE WILL, WITH FULL KNOWLEDGE OF THE NATURE AND CONSEQUENCES OF ITS TERMS. I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND THAT IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

24. Counterparts. Finally, I agree that all executed copies of this Agreement (including by facsimile), and any photo-copies shall have the same force and effect and shall be as legally binding and enforceable as the original.

IN WITNESS WHEREOF, the parties have executed this Separation Agreement and General Release as of the day and year indicated below.

Accepted By:	
Rony Kordahi	**Owens & Minor Medical, Inc.**
Signature: [signature]	Signature: Paul C. Phipps
Date 07-25-2018	Name: P. Cody Phipps
	Title: President & CEO
	Date: 8/5/2018